UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-33285


                           DYNAMIC INTERNATIONAL, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)



            58 Second Avenue, Brooklyn, New York 11215 (718) 369-4160
            ---------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
          -------------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)  _
                Rule 12g-4(a)(1)(ii) X
                Rule 12g-4(a)(2)(i)  _
                Rule 12g-4(a)(2)(ii) _
                Rule 12h-3(b)(1)(i)  _
                Rule 12h-3(b)(1)(ii) X
                Rule 12h-3(b)(2)(i)  _
                Rule 12h-3(b)(2)(ii) _
                Rule 15d-6           _

     Approximate number of holders of record as of the certification or notice date: 350

     Pursuant to the requirements of the Securities Exchange Act of 1934 Dynamic International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



     Date     March 21, 2005                  By /s/William P. Dolan
         -------------------                     ----------------------
                                                 William P. Dolan
                                                 VP Finance